ATTACHMENT 1

SUB-ITEM 77C: SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

If any matter has been submitted to a vote of security holders, furnish the following information:

(a) The date of the meeting and whether it was an annual or special meeting;

         DECEMBER 10, 2008, SPECIAL MEETING

(b) If the meeting involved the election of directors, state the name of each director elected at the meeting and the names of all other directors now in office;

         N/A

(c) Describe each matter voted upon at the meeting and state the number of affirmative votes and the number of negative votes cast with respect to each matter;

         TO APPROVE AN AMENDMENT TO THE MANAGEMENT AGREEMENT WITH C&O FUNDS ADVISOR, INC.
         AFFIRMATIVE VOTES:         5,117,508
         NEGATIVE VOTES:              147,057

(d) Describe the terms of any settlement between the registrant and any other participant (as defined in Rule14a-11 of Regulation 14A under the 1934 Act) terminating any solicitation subject to Rule 14a-11, including the cost or anticipated cost to the registrant.

         N/A